Exhibit 99.1

(Logo Omitted)

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. — January 26, 2012 — Teledyne Technologies Incorporated (NYSE:TDY)

•	Fourth quarter sales increased 12.6% to $474.5 million

•	Fourth quarter earnings per share from continuing operations of $0.99 vs. $1.00 in 2010

•	Fourth quarter 2010 earnings per share included $0.24 of tax credits offset by $0.08 of acquisition and disposition expenses

•	Record full-year revenues and earnings per share from continuing operations of $1,941.9 million and $3.81, respectively

•	Full-year earnings per share of $6.84 including discontinued operations

•	Repurchased 658,562 shares of our stock in the fourth quarter

Teledyne today reported fourth quarter 2011 sales from continuing operations of $474.5 million, compared with sales of $421.5 million for the fourth quarter of 2010, an increase of 12.6%. Net income from continuing operations including noncontrolling interest was $36.8 million ($0.99 per diluted share) for the fourth quarter of 2011, compared with $37.0 million ($1.00 per diluted share) for the fourth quarter of 2010. The fourth quarter of 2010 included net tax credits of $9.0 million and certain pretax charges totaling $4.8 million for acquisition and disposition related expenses.

“2011 was a decisive year in the history of Teledyne, both financially and strategically,” said Robert Mehrabian, chairman, president and chief executive officer. “Full year sales, earnings per share, GAAP operating margin, and free cash flow all were at record levels. In addition to the financial performance, the divestiture of our aircraft piston engine business, along with its liabilities, significantly reduced our risk profile, while the acquisition of DALSA was a major commitment to digital imaging. Teledyne is a different company today. Following a decade of progressive change and continuous improvement in operations, we enter 2012 as a company primarily serving industrial growth markets. We now possess higher technology businesses, a greater research and development capability, and provide proprietary highly engineered products to markets such as offshore energy, global infrastructure, factory automation, transportation and communications.”

Full Year 2011

Sales for 2011 were $1,941.9 million, compared with $1,644.2 million for 2010, an increase of 18.1%. Net income from continuing operations including noncontrolling interest was $142.1 million ($3.81 per diluted share) for 2011, compared with $119.9 million ($3.25 per diluted share) for 2010, an increase of 18.5%. Net income including discontinued operations was $255.2 million ($6.84 per diluted share) for 2011, compared with $120.5 million ($3.27 per diluted share) for 2010. Net income for 2011 and 2010 also included net tax credits of $2.4 million and $12.5 million, respectively. On April 19, 2011, Teledyne completed the sale of its piston engines businesses and recorded a gain on the sale of $113.8 million.

Review of Operations (Comparisons are with the fourth quarter of 2010, unless noted otherwise. The fourth quarter of 2010 results reflect a revised segment reporting structure and the classification of our piston engines businesses as a discontinued operation which were sold on April 19, 2011.)

Instrumentation

The Instrumentation segment’s fourth quarter 2011 sales were $148.9 million, compared with $148.1 million. Operating profit was $28.2 million, compared with operating profit of $30.9 million, a decrease of 8.7%.

The 2011 sales were comparable to 2010 for both environmental instrumentation products and marine instrumentation products. Most product offerings for environmental instrumentation reflected sales improvement while sales for marine instrumentation primarily reflected reduced sales of geophysical sensors for the energy exploration market, partially offset by increased sales of marine survey systems. The decrease in operating profit reflected slightly lower margins for both marine instrumentation products and environmental instrumentation products.

Digital Imaging

The Digital Imaging segment’s fourth quarter 2011 sales were $92.5 million, compared with $32.2 million, an increase of 187.3%. Operating profit was $2.3 million, compared with an operating loss of $0.4 million.

The 2011 sales increase included $57.1 million in revenue from recent acquisitions, primarily the February 2011, acquisition of DALSA Corporation (“DALSA”), as well as higher organic sales. The increase in operating profit reflected the impact of higher sales, partially offset by increased intangible asset amortization of $2.6 million for recent acquisitions, as well as higher research and development spending.

Aerospace and Defense Electronics

The Aerospace and Defense Electronics segment’s fourth quarter 2011 sales were $163.1 million, compared with $158.9 million, an increase of 2.6%. Operating profit was $23.1 million, compared with operating profit of $18.8 million, an increase of 22.9%.

The 2011 sales increase resulted from $6.5 million of higher sales of microwave devices and interconnect products, primarily due to counter measure product sales. The 2011 sales increase also reflected increased sales of $4.0 million from avionics products and electronic relays, primarily due to electronic relay sales to the test and measurement and semiconductor markets. These sales increases were partially offset by lower sales of $6.3 million from electronic manufacturing services due to delays in certain defense programs. The increase in operating profit reflected the impact of higher sales and product mix differences.

Engineered Systems

The Engineered Systems segment’s fourth quarter 2011 sales were $70.0 million, compared with $82.3 million, a decrease of 14.9%. Operating profit was $6.5 million, compared with operating profit of $8.1 million, a decrease of 19.8%.

The 2011 sales decrease reflected lower sales of $12.0 million from engineered products and services and lower sales of $2.6 million from turbine engines, partially offset by higher energy systems sales of $2.3 million. The lower sales for engineered products and services primarily reflected lower sales of missile defense engineering services and gas centrifuge service modules, partially offset by higher sales of manufacturing programs. Operating profit in 2011 reflected the impact of lower total segment sales and lower margins for turbine engines, partially offset by higher margins for engineered products and services and energy systems. Operating profit included pension expense of $0.3 million in the fourth quarter of 2011, compared with $0.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.1 million in the fourth quarter of 2011, compared with $1.8 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Discontinued Operations

On April 19, 2011, Teledyne completed the sale of its piston engines businesses for net cash proceeds of $187.9 million. This amount included an estimated working capital adjustment of $3.8 million and was net of $1.9 million in transaction costs. In the third quarter of 2011, Teledyne paid $3.8 million related to the final working capital adjustment and also paid $4.4 million in income taxes related to the sale. Teledyne paid an additional $46.9 million in income taxes related to the sale in the fourth quarter of 2011.

Additional Financial Information

Cash Flow

Cash provided by operating activities from continuing operations was $79.8 million for the fourth quarter of 2011, compared with $60.2 million. The higher cash provided by operating activities from continuing operations reflected lower income tax payments and improved working capital management. Free cash flow from continuing operations (cash from operating activities less capital expenditures) was $65.7 million for the fourth quarter of 2011, compared with $44.8 million and reflected higher cash provided by operating activities and a decrease in capital spending. At January 1, 2012, total debt was $312.8 million, which included $250.0 million in senior notes, as well as $48.0 million drawn on available credit lines and $14.8 million in capital lease obligations. Cash and cash equivalents were $49.4 million at January 1, 2012. As noted above, in the fourth quarter of 2011, Teledyne paid $46.9 million in income taxes related to the sale of discontinued operations. The company paid $34.9 million to repurchase 658,562 shares of Teledyne common stock under a stock repurchase program announced in October 2011. The company received $3.9 million from the exercise of employee stock options in the fourth quarter of 2011, compared with $1.6 million. Capital expenditures for the fourth quarter of 2011 were $14.1 million, compared with $15.4 million. Depreciation and amortization expense for the fourth quarter of 2011 was $16.8 million, compared with $12.0 million.

Free Cash Flow (a)	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds)	2011	2010	2011	2010
Cash provided by operating activities from continuing operations	$79.8	$60.2	$219.5	$127.1
Capital expenditures for property, plant and equipment	(14.1)	(15.4)	(41.7)	(31.0)

Free cash flow	65.7	44.8	177.8	96.1
Pension contributions, net of tax (b)	—	5.0	44.0	28.1

Adjusted free cash flow	$65.7	$49.8	$221.8	$124.2

(a)

The company defines free cash flow as cash provided by operating activities from continuing operations (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b)	The domestic pension cash contributions were voluntary.

Pension

Pension expense was $1.5 million for the fourth quarter of 2011 compared with $1.3 million. Pension expense allocated to contracts pursuant to CAS was $3.7 million for the fourth quarter of 2011 compared with $2.5 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes

The effective tax rate for the fourth quarter of 2011 was 31.0% compared with 20.1%. The fourth quarter of 2010 included the re-measurement of unrecognized tax benefits for prior years, primarily research and development tax credits, of $9.0 million. Excluding this amount, the effective tax rate for the fourth quarter of 2010 would have been 39.5%. The lower 2011 effective tax rate, compared with the 2010 effective tax rate, excluding tax credits, primarily reflected a change in the proportion of domestic and international income, foreign research and development tax credits and the impact of adjusting to an overall total year effective tax rate of 34.0% prior to any tax credits.

Stock Option Compensation Expense

For the fourth quarter of 2011, the company recorded a total of $1.5 million in stock option expense, of which $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. For the fourth quarter of 2010, the company recorded a total of $1.1 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.7 million was recorded in the operating segment results.

Other

Interest expense, net of interest income, was $3.8 million for the fourth quarter of 2011, compared with $3.3 million, and primarily reflected higher debt levels. Corporate expense was $6.3 million for the fourth quarter of 2011, compared with $8.5 million, and primarily reflected lower professional fees expense and compensation accruals. Other income and expense for the fourth quarter of 2011 included income of $2.3 million related to the reduction of an environmental reserve no longer needed.

Outlook

Based on its current outlook, the company’s management believes that first quarter 2012 earnings per diluted share will be in the range of approximately $0.88 to $0.91. The full year 2012 earnings per diluted share is expected to be in the range of approximately $3.90 to $3.96.

Management believes that sales for the company’s commercial businesses, collectively, will increase at a mid-single digit rate in 2012, but be partially offset by declines in the company’s government businesses. The company’s effective tax rate for 2012 is expected to be 32.5%. For the company’s domestic pension plan, the assumed discount rate for 2012 will decrease to 5.50% from 6.15% and the expected rate of return on pension assets for 2012 will remain at 8.25%.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011; risks associated with acquisitions, including the company’s acquisition of DALSA Corporation; uncertainties associated with global responses to terrorism and other perceived threats; fluctuations in the price of oil and natural gas; financial market fluctuations that could negatively impact the value of the company’s pension assets; and exchange rate risks and other risks associated with the company’s international operations.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2010 Annual Report on Form 10-K and subsequent Quarterly Form 10-Q’s. Readers, particularly those interested in investing in Teledyne Technologies, should read these risk factors.

The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne Technologies’ fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 26, 2012. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 26, 2012.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540

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TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED

JANUARY 1, 2012 AND JANUARY 2, 2011

(Unaudited — In millions, except per share amounts)

	Fourth Quarter 2011	Fourth Quarter 2010	Total Year 2011	Total Year 2010
Net sales	$474.5	$421.5	$1,941.9	$1,644.2
Costs and expenses:
Costs of sales	315.7	288.0	1,290.7	1,148.1
Selling, general and administrative expenses	105.0	84.6	424.0	317.6

Total costs and expenses	420.7	372.6	1,714.7	1,465.7

Income before other income and (expense) and taxes	53.8	48.9	227.2	178.5
Other income	3.1	0.7	0.6	1.6
Interest expense, net	(3.8)	(3.3)	(16.2)	(6.5)

Income from continuing operations before income taxes	53.1	46.3	211.6	173.6
Provision for income taxes	16.4	9.3	69.5	53.6

Net income from continuing operations before noncontrolling interest	36.7	37.0	142.1	120.0
Income (loss) from discontinued operations	—	(0.4)	(0.7)	0.6
Gain on sale of discontinued operations	—	—	113.8	—

Net income before noncontrolling interest	36.7	36.6	255.2	120.6
Less: net (income) loss attributable to noncontrolling interest	0.1	—	—	(0.1)

Net income attributable to Teledyne Technologies	$36.8	$36.6	$255.2	$120.5

Diluted earnings per common share:
Continuing operations (a)	$0.99	$1.00	$3.81	$3.25
Income (loss) from discontinued operations	—	(0.01)	(0.02)	0.02
Gain on sale of discontinued operations	—	—	3.05	—

Net income attributable to Teledyne Technologies	$0.99	$0.99	$6.84	$3.27

Weighted average diluted common shares outstanding	37.3	36.9	37.3	36.8

(a)	Includes noncontrolling interest

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT

FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED

JANUARY 1, 2012 AND JANUARY 2, 2011

(Unaudited, — In millions)

	Fourth Quarter 2011	Fourth Quarter 2010	% Change	Total Year 2011	Total Year 2010	% Change
Net sales:
Instrumentation	$148.9	$148.1	0.5%	$616.6	$573.2	7.6%
Digital Imaging	92.5	32.2	187.3%	349.9	122.5	185.6%
Aerospace and Defense Electronics	163.1	158.9	2.6%	670.8	614.7	9.1%
Engineered Systems	70.0	82.3	(14.9)%	304.6	333.8	(8.7)%

Total net sales	$474.5	$421.5	12.6%	$1,941.9	$1,644.2	18.1%

Operating profit (loss) and other segment income:
Instrumentation	$28.2	$30.9	(8.7)%	$122.8	$113.9	7.8%
Digital Imaging	2.3	(0.4)	*	16.1	5.2	209.6%
Aerospace and Defense Electronics	23.1	18.8	22.9%	93.9	57.8	62.5%
Engineered Systems	6.5	8.1	(19.8)%	28.1	30.4	(7.6)%

Segment operating profit and other segment income	60.1	57.4	4.7%	260.9	207.3	25.9%
Corporate expense	(6.3)	(8.5)	(25.9)%	(33.7)	(28.8)	17.0%
Other income	3.1	0.7	*	0.6	1.6	(62.5)%
Interest expense, net	(3.8)	(3.3)	15.2%	(16.2)	(6.5)	149.2%

Income from continuing operations before income taxes	53.1	46.3	14.7%	211.6	173.6	21.9%
Provision for income taxes	16.4	9.3	76.3%	69.5	53.6	29.7%

Net income from continuing operations before noncontrolling interest	36.7	37.0	(0.8)%	142.1	120.0	18.4%
Income (loss) from discontinued operations	—	(0.4)	*	(0.7)	0.6	*
Gain on sale of discontinued operations	—	—	*	113.8	—	*

Net income before noncontrolling interest	36.7	36.6	0.3%	255.2	120.6	111.6%
Less: Net (income) loss attributable to noncontrolling interest	0.1	—	*	—	(0.1)	100.0%

Net income attributable to Teledyne Technologies	$36.8	$36.6	0.5%	$255.2	$120.5	111.8%

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Current period unaudited — in millions)

	January 1, 2012	January 2, 2011
ASSETS
Cash and cash equivalents	$49.4	$75.1
Accounts receivable, net	270.0	254.8
Inventories, net	219.4	172.3
Deferred income taxes, net	35.1	28.4
Prepaid expenses and other assets	28.7	42.3
Assets of discontinued operations held for sale	—	75.1

Total current assets	602.6	648.0

Property, plant and equipment, net	254.6	203.4
Goodwill and acquired intangible assets, net	899.2	660.2
Other assets, net	69.5	46.2

Total assets	$1,825.9	$1,557.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$102.0	$100.6
Accrued liabilities	230.8	177.3
Current portion of long-term debt and capital leases	1.4	2.0
Liabilities of discontinued operations held for sale	—	61.3

Total current liabilities	334.2	341.2

Long-term debt and capital lease obligations	311.4	265.3
Other long-term liabilities	200.8	164.3

Total liabilities	846.4	770.8
Total stockholders’ equity	979.5	787.0

Total liabilities and stockholders’ equity	$1,825.9	$1,557.8

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING PROFIT (LOSS)

FOR FISCAL YEAR 2010 FROM CONTINUING OPERATIONS

REFLECTS THE SEGMENT REALIGNMENT (a)

(Unaudited — in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total Year 2010
Net sales:
Instrumentation	$134.4	$148.2	$142.5	$148.1	$573.2
Digital Imaging	29.8	29.6	30.9	32.2	122.5
Aerospace and Defense Electronics	149.9	150.4	155.5	158.9	614.7
Engineered Systems	90.8	79.8	80.9	82.3	333.8

Total net sales	$404.9	$408.0	$409.8	$421.5	$1,644.2

Operating profit (loss) and other segment income:
Instrumentation	$22.7	$31.5	$28.8	$30.9	$113.9
Digital Imaging	2.2	1.5	1.9	(0.4)	5.2
Aerospace and Defense Electronics	15.6	9.9	13.5	18.8	57.8
Engineered Systems	6.9	7.2	8.2	8.1	30.4

Segment operating profit and other segment income	$47.4	$50.1	$52.4	$57.4	$207.3

(a)	Our previously reported 2010 fiscal year segment data has been restated to reflect a revised reporting structure adopted in the fourth quarter of 2010 and also to reflect the classification of our piston engines businesses as a discontinued operation.